UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 26, 2013

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-13958	13-3317783
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

The Hartford Financial Services Group, Inc. One Hartford Plaza Hartford, Connecticut		06155
(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code: (860) 547-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

¬	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

¬	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

¬	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

¬	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition
On March 1, 2013, The Hartford Financial Services Group, Inc. (the "Company") issued (i) a press release regarding the Company's filing on such date of an amendment to its Form 10-Q for the three and nine months ended September 30, 2012 (the “Third Quarter 2012 Form 10-Q”), and (ii) a revised and restated Investor Financial Supplement (“IFS”) relating to its financial results for the fiscal year and quarter ended December 31, 2012, amending the IFS originally issued on February 4, 2013.
On March 1, 2013, the Company is filing the Amendment No.1 to its Third Quarter 2012 Form 10-Q (the “Q3 Form 10-Q/A”) to restate the consolidated financial statements and other financial information included therein as more fully discussed in Item 4.02 below.
Copies of the press release and the revised and restated IFS are furnished herewith as Exhibits 99.1 and 99.2, respectively, and are incorporated herein by reference. The information furnished pursuant to this Item 2.02, including Exhibits 99.1 and 99.2, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act.

Item 2.06	Material Impairments
On February 25, 2013, based on accounting review and validation procedures performed in connection with the financial reporting and close process for the fourth quarter of 2012 and subsequent to the filing of the Third Quarter 2012 Form 10-Q, the Company identified that the impact of certain reinsurance recoverable balances associated with the sale of the Individual Life business (the “Transaction”) was incorrectly omitted in determining the estimated gain or loss on disposition associated with the Transaction. On February 26, 2013, the Company preliminarily concluded that it would be necessary to recognize an estimated pre-tax loss on the Transaction of $533 million, comprised of the impairment of goodwill attributed to the Individual Life business of $342 million and a loss accrual for premium deficiency of $191 million, which should have been recorded in the third quarter of 2012. The estimate is subject to change pending final determination of the net assets sold, transaction costs, and other adjustments. Subsequent to the discovery of the error, management performed additional procedures in order to confirm the extent of the error. As a result of these procedures and the conclusions reached regarding the error, the Company is filing the Q3 Form 10-Q/A to recognize such third quarter 2012 loss on disposition of business through the impairment of goodwill and a loss accrual for premium deficiency.
The Company does not anticipate that this impairment will result in future cash expenditures.

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review
As noted above, on February 25, 2013, based on accounting review and validation procedures performed in connection with the financial reporting and close process for the fourth quarter of 2012 and subsequent to the filing of the Third Quarter 2012 Form 10-Q, the Company identified that the impact of certain reinsurance recoverable balances associated with the Transaction was incorrectly omitted in determining the estimated gain or loss on disposition associated with the Transaction. On February 26, 2013, the Company preliminarily concluded that it would be necessary to recognize an estimated pre-tax loss on the Transaction of $533 million, comprised of the impairment of goodwill attributed to the Individual Life business of $342 million and a loss accrual for premium deficiency of $191 million, which should have been recorded in the third quarter of 2012. The estimate is subject to change pending final determination of the net assets sold, transaction costs, and other adjustments. Subsequent to the discovery of the error, management performed additional procedures in order to confirm the extent of the error. As a result of these procedures and the conclusions reached regarding the error, the Company is filing the Q3 Form 10-Q/A to recognize such third quarter 2012 loss on disposition of business through the impairment of goodwill and a loss accrual for premium deficiency.
Therefore, the Company has concluded that the previously issued financial statements contained in the Company's Third Quarter 2012 Form 10-Q should not be relied upon.
The Company's Audit Committee has discussed the matters described above with Deloitte & Touche LLP, the Company's independent registered public accountants

Item 9.01	Financial Statements and Exhibits

Exhibit No.

99.1	Press Release dated March 1, 2013

99.2	Revised and restated Investor Financial Supplement dated March 1, 2013 for the fiscal year and quarter ended December 31, 2012

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	March 1, 2013	By:	/s/ Robert H. Bateman
		Name:	Robert H. Bateman
		Title:	Senior Vice President and Controller